Exhibit 10.14

Agreement on Term Loan with Commitment Period

(700 million yen)

Borrower	UBIC, Inc.

Arranger and Agent	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Lenders	The Bank of Tokyo-Mitsubishi UFJ, Ltd. The Bank of Yokohama, Ltd. Sumitomo Mitsui Banking Corporation Resona Bank, Limited

September 27, 2011

Table of Contents

Article 1	(Definitions)
Article 2	(Rights and Obligations of Lenders)
Article 3	(Purpose of Proceeds)
Article 4	(Application of Aggregate Individual Loan)
Article 5	(Conditions Precedent for Drawdown of Each Individual Loan)
Article 6	(Drawdown of Aggregate Individual Loan)
Article 7	(Refusal to Make Each Individual Loan)
Article 8	(Exemption of Lenders)
Article 9	(Increased Costs and Illegality)
Article 10	(Repayment of Principal)
Article 11	(Interest)
Article 12	(Prepayment)
Article 13	(Default Interest)
Article 14	(Commitment Fee)
Article 15	(Agent Fee)
Article 16	(Expenses, Taxes and Public Charges, and Break Funding Cost)
Article 17	(Performance of Borrower’s Obligations)
Article 18	(Distribution to Lenders)
Article 19	(Borrower’s Representations and Warranties)
Article 20	(Borrower’s Covenants)
Article 21	(Acceleration)
Article 22	(Set-off, Exercise of Security Interest, and Sale by Private Contract)
Article 23	(Arrangements among Lenders and the Agent)
Article 24	(Right and Duties of the Agent)
Article 25	(Designation and Dismissal of the Agent)
Article 26	(Clarification of the Intention of the Majority Lender(s))
Article 27	(Amendment to this Agreement)
Article 28	(Assignment of this Agreement)
Article 29	(Assignment of Loan Receivables, etc.)
Article 30	(Collection from Third Party)
Article 31	(Termination of Lending Obligations)
Article 32	(General Provisions)
Appendix 1	(List of Parties)
Appendix 2	(Repayment Schedule)

Appendix 1	(Drawdown Application)
Appendix 2	(Conformation Statement)
Appendix 3	(Receipt)
Appendix 4	(Report on Status of Compliance with Restrictive Financial Covenant)
Appendix 5	(Report on Status of Provisions for Collection from Third Party)
Appendix 6	(Notice of Assignment of Status to the Agent)
Appendix 7	(Receivables Assignment Notice to the Agent)

Agreement on Term Loan with Commitment Period

UBIC, Inc. (hereinafter referred to as the “Borrower”); the financial institutions described in the column of the “Lenders” in Appendix 1 attached to this Agreement (hereinafter respectively referred to as a “Lender,” and The Bank of Tokyo-Mitsubishi UFJ, Ltd. qualified as an agent (hereinafter referred to as the “Agent”), as of the date of September 27, 2011, enter into the following agreement (hereinafter referred to as this “Agreement”).

Article 1 (Definitions)

(1)	In this Agreement, the following terms shall have the meaning set forth below, unless it is apparent that such terms mean otherwise in the context hereof.

	1.	“Business Day” means any day other than those that are bank holidays in Japan pursuant to the Laws and Ordinances of Japan.

	2	“Agent Services” means the services set forth in the provisions of this Agreement whereby the Agent was entrusted by all Lenders to perform for the benefit of all Lenders.

3.

“Agent’s Account” means the checking account (Account No. (41097, Account Holder: The Bank of Tokyo-Mitsubishi UFJ, Ltd. Syndicate Account) or other accounts designated by the Agent from time to time and notified to the Borrower and the Lender.

	4.	“Agent Fee” means the fees that the Borrower shall pay to the Agent as separately agreed upon between the Borrower and the Agent.

	5.	“Each Loan” has the meaning defined in Article 10, paragraph 1.

6.

“Each Outstanding Loan Money” means the principal, the interest, default interest, Break Funding Costs and any other payment obligation that the Borrower owes pursuant to this Agreement with respect to Each Loan.

	7	“Each Individual Loan” means a Loan made by a Lender respectively pursuant to the same Drawdown Application.

8.

“Each Individual Loan Money” means the money lent (or to be lent) by a Lender to the Borrower as Each Individual Loan, and “Each Individual Loan Amount” means the amount of the Individual Loan Money (the amount calculated by multiplying the amount of the Aggregate Individual Loan in relation to the relevant Drawdown Application by the Commitment Ratio of that Lender. Notwithstanding the above, if the amount of the Aggregate Individual Loan in relation to the relevant Drawdown Application is the total of the Unused Commitment Amounts of all Lenders, the amount shall be the amount corresponding to the Unused Commitment Amount of that Lender).

	9.	“Each Outstanding Individual Loan Money” means the principal, the interest, default interest, Break Funding Costs and any other payment obligation that the Borrower owes pursuant to

Agreement on Term Loan with Commitment Period for UBIC, Inc. as of September 27, 2011

this Agreement with respect to Each Individual Loan.

10.	“Lending Obligation” means a Lender’s obligation to lend money to the Borrower as set forth in Article 2, paragraph 2.

11.

“Commitment Amount” means the amount set forth in the column of the “Commitment Amount” of each Lender in Appendix 1 attached to this Agreement (Notwithstanding this, if the amount has been changed pursuant to the provisions of Article 2, paragraph 5, the amount which has been changed.)

12.	“Loan Receivables” means the loan claim in relation to Each Individual Loan (on and after the Individual Loan Integration Date, Each Loan).

13.

“Exemption Period” means the period commencing on the day (inclusive) the Borrower receives the notice under Article 8, paragraph 1 and ending on the day (inclusive) it receives the notice under Article 8, paragraph 2.

14.

“Exemption Event” means (i) an outbreak of a natural disaster or war, (ii) an interruption or difficulty in the electrical, communications or various settlement systems, (iii) any event that occurs within the Tokyo Interbank Market that disables loans in yen, and (iv) any other event not attributable to the Lenders that results in the Majority Lenders (if it is difficult to clarify the intention of the Majority Lenders, the Agent) determining that it is impossible to make the Loan.

15.	“Drawdown Application” means an application in the form set forth in Appendix 1 attached to this Agreement.

16.

“Base Term” means one month regarding the Interest Calculation Period commencing on the Interest Payment Date and ending on the Interest Payment Date, and regarding other Interest Calculation Periods, means an Interest Calculation Period corresponding to the period indicated for the Japanese Yen TIBOR (page 17,097 or the successive pages thereof) published by the Japanese Bankers Association or if there is no Interest Calculation Period corresponding to the period indicated for the Japanese Yen TIBOR (page 17,097 or the successive pages thereof) published by the Japanese Bankers Association and when the Interest Calculation Period exceeds one week, the Base Term means the period responding to the higher of, the rate at 11:00 a.m. of second Business Day prior to the date commencing the Interest Calculation Period responding to the shortest period exceeding the Interest Calculation Period of the period indicated for the Japanese Yen TIBOR (page 17,097 or the successive pages thereof) published by the Japanese Bankers Association, or the rate at 11:00 or the rate indicated for the Japanese Yen TIBOR (page 17,097 or the successive pages thereof) published by the Japanese Bankers Association at the nearest possible time after 11:00 a.m. or the rate indicated for the Japanese Yen TIBOR (page 17,097 or the successive pages thereof) published by the Japanese Bankers Association at the nearest possible time after 11:00 a.m. of the second Business Day prior to the date commencing the Interest Calculation Period responding to the longest period not exceeding the Interest Calculation Period. If the Interest Calculation Period is one week or less, the Base Term means one week.

17.

“Base Interest Rate” means the interest rate for the relevant Base Term in relation to the Interest Calculation Period which is the Japanese Yen TIBOR (page 17,097 the successive pages thereof) published by the Japanese Bankers Association at 11:00 a.m. or at the nearest possible time after 11:00 a.m. of the second Business Day or at the latest time prior to the date commencing the Interest Calculation Period in relation to each Interest Calculation Period. Provided, however, that if such interest rate is not published for some reason, this rate shall be the interest rate (indicated as an annual rate) that is reasonably decided upon by the Agent as the offered rate applicable for a drawdown in yen for the relevant Base Term in relation to the Interest Calculation Period in the Tokyo Interbank Market as of 11:00 a.m. of the second Business Day prior to the date commencing the Interest Calculation Period or at the latest time prior to that time, and if there is no period corresponding to the Interest Calculation Period for the Japanese Yen TIBOR (page 17,097 or the successive pages thereof) published by the Japanese Bankers Association, the Base Interest Rate (indicated as an annual rate) shall be the rate reasonably determined by the Agent.

18.

“Principal Repayment Date During the Term” means each day described in the column of the “Principal Repayment Date” in the Repayment Schedule in Appendix 2 attached to this Agreement (excluding the Maturity Date; if the date falls on the day other than the Business Day, the following Business Day, if the following Business Day is included in the following month, the previous Business Day).

19.

“Financial Statements” means those set forth in the following (i) to (iv).

(i) Financial statements pertaining to each fiscal year set forth in the Article 435, paragraph 2 of the Companies Act (meaning the balance sheet and income statement set forth in the same paragraph, and statements of changes of shareholders’ equity and notes to financial statements set forth in Article 59, paragraph 1 of the Ordinance on Accounting of Companies), and the business report.

(ii) Actually-prepared temporary financial statements set forth in Article 441, paragraph 1 of the Companies Act (meaning the balance sheet on the temporary account closing day defined in the same paragraph and income statement for the period from the first day of the fiscal year that includes the temporary account closing day to the temporary account closing day).

(iii) Consolidated financial statements and actually-prepared other consolidated financial statements pertaining to each fiscal year set forth in Article 444, paragraph 1 of the Companies Act in cases where the consolidated financial statements for each fiscal year set forth in Article 444, paragraph 1 of the Companies Act (meaning consolidated financial statements and income statement, consolidated statements of changes of shareholders’ equity, and notes to financial statements set forth in Article 61 of the Ordinance on Accounting of Companies; hereinafter the same shall apply in this item (iii) ) shall be prepared pursuant to article 444, paragraph 3 of the Companies Act.

(iv) Actually-prepared consolidated and nonconsolidated balance sheets, income statement, consolidated statements of changes of shareholders’ equity, and notes to financial statements

20.	“Accounting Period” means the period from the day (inclusive) on which the fiscal year of the Borrower begins to the day (inclusive) on which the fiscal year ends.

21.	“Taxes and Public Charges” means all public taxes or public charges including income taxes, corporate taxes and other taxes, which are applicable in Japan.

22.	“Subsidiary” and “Affiliate” shall be as defined under Article 8 of the Ordinance concerning terminology, forms and method of preparation of financial statements, etc.

23.	“Individual Loan Integration Date” means the first Interest Payment Date after the Commitment Due Date.

24.	“Commitment Period” means the period from the day (inclusive) on which this Agreement is concluded to the day (inclusive) on which Lending Obligations of all Lenders terminate.

25.	“Commitment Due Date” means September 26, 2012 (if the day falls on the day other than the Business day, the previous Business Day).

26.	“Commitment Fee” means the commissions to be paid by the Borrower to the Lender as consideration of Lending Obligations.

27.

“Commitment Fee Calculation Period” means the period from the day (inclusive) on which this Agreement is concluded to March 26 (inclusive), 2012 and the period from March 27 (inclusive), 2012 to the day which is deemed to be the day on which the Commitment Period ends. Notwithstanding this, for any reason whatsoever, if Lending Obligations terminate on a day prior to the Commitment Due Date, the Commitment Fee Calculation Period pertaining to any of the said Lenders shall end on the said day (inclusive) and a Commitment Fee Calculation Period after the said Commitment Fee Calculation Period shall no longer exist.

28.	“Commitment Fee Rate” means 0.2 % per annum.

29.

“Commitment Ratio” means the percentage for each Lender of the principal balance of Each Loan (on or before the Individual Loan Integration Date, all of Each Individual Loan) by the Lender to the principal balance of the Aggregate Loan of the Lender (on or before the Individual Loan Integration Date, all of the Aggregate Individual Loans). Notwithstanding this, until the day on which the Lending Obligations of all Lenders terminate, the Commitment Ratio means the percentage of the commitment amount of the said Lender to the Total Commitment Amount.

30.	“Desired Drawdown Date” means the Business Day during the Commitment Period that the

Borrower designates in the Drawdown Application as the date on which the Borrower desires to draw down the Aggregate Individual Loan.

31.	“Drawdown Date” means the date of the drawdown of the Aggregate Individual Loan.

32.	“Due Time” means, if any Due Dates are provided for herein, 10:30 a.m. of such Due Date.

33.

“Syndicate Account” means the ordinary deposit (Account No. 2034628, Account Holder: UBIC, Inc.) held by the Borrower at the Shinagawa-Ekimae Branch of The Bank of Tokyo-Mitsubishi UFJ, Ltd., or the account at the Head Office or any of the branches of The Bank of Tokyo-Mitsubishi UFJ, Ltd. opened by the Borrower and approved by the Agent.

34.	“Spread” means 1.0% per annum.

35.

“Break Funding Cost” means, in cases where the principal of Each Individual Loan (on or before the Individual Loan Integration Date, all of Each Loan) is repaid or set off on the day other than the Interest Payment Date and where the reinvestment rate falls below the applicable interest rate, the amount calculated as the principal amount with respect to which such repayment or set-off was made, multiplied by (i) the difference between the reinvestment rate and the applicable interest rate and (ii) the actual number of days of the remaining period. Notwithstanding this, the said amount shall not violate Laws and Ordinances. The “Remaining Period” means the period from the day on which repayment or set-off is made to the next Interest Payment Date, and the “Reinvestment Rate” means the interest rate reasonably determined by the Lenders as the interest rate to be applied on the assumption that the repaid or set off principal amount will be reinvested in the Tokyo Interbank Market during the Remaining Period. The calculation method for such Break Funding Cost shall be on a per diem basis, with inclusive of first day and exclusive of last day, assuming that there are 365 days per year, wherein divisions shall be done at the end of the calculation, and fractions less than one yen shall be rounded down.

36.

“All Lenders” shall collectively mean all of Lenders in the period prior to the first drawdown of the Aggregate Individual Loan, and all of Lenders who have a right to claim payment of Each Outstanding Individual Loan Money (on and after the Individual Loan Integration Date, Each Outstanding Loan Money) in the period after the first drawdown of the Aggregate Individual Loan.

37.	“Total Commitment Amount” means the total of the maximum loan amount of all of Lenders.

38.

“Increased Costs” means the increased portion (the amount reasonably calculated by such Lender) of lending expenses, in cases where the Lender’s lending expenses under this Agreement are increased (excluding any increase caused by a change in tax rates on taxable incomes of such Lender) due to (i) any enactment, abolition or amendment of Laws and Ordinances, or any change in the interpretation or application thereof, (ii) establishment of or increase in capital reserves, or (iii) changes in regulations or applications for accounting purpose.

39.	“Costs Increased Lender” means a Lender to whom Increased Costs occur.

40.	“Total Unused Commitment Amount” means the total of the maximum unused loan amount of All Lenders.

41.

“Majority Lender(s)” means one or more Lenders whose Commitment Ratio(s) amount to 66.7% or more in total as of the Intention Clarification Time. The “Intention Clarification Time” means, in cases where the Lender determines that any event requiring instructions by the Majority Lenders has occurred, the point in time when the Agent receives notice under Article 26, paragraph 1, item (i), and in cases where the Agent determines it necessary to clarify the intention of the Majority Lenders, the point in time when the Agent gives notice under Article 26, paragraph 2.

42.

“Temporary Advancement Costs” means, in cases where the Agent makes a Temporary Advancement, the amount calculated as the amount of Temporary Advancement, multiplied by (i) the funding rate, and (ii) the actual number of days of the Temporary Advancement period. The “Temporary Advancement Period” means the period commencing on the date that a Temporary Advancement is made by the Agent and ending on the date that the amount pertaining to such Temporary Advancement is received by the Agent from the Lender or the Borrower, and the “Funding Rate” means the interest rate that the Agent reasonably determines as the interest rate to fund the amount of Temporary Advancement through the Temporary Advancement period. The calculation method for such Temporary Advancement Costs shall be on a per diem basis, with inclusive of first day and exclusive of last day, assuming that there are 365 days per year, wherein divisions shall be done at the end of the calculation, and fractions less than one yen shall be rounded down.

43.

“Temporary Advancement” means, with respect to the Borrower’s repayment on a Due Date, the payment made by the Agent to the Lenders before the completion of the Borrower’s repayment of an amount equivalent to the amount to be distributed to the Lenders in accordance with paragraphs 1 to 5 of Article 18. The Borrower or the Lender shall not make any objection as to the Agent’s making the Temporary Advancement.

44.

“Qualified Assignee” means the Lender on the date on which this Agreement is concluded or the qualified institutional investor set forth in Article 10, paragraph 1 of the Cabinet Office Ordinance in relation to definitions set forth in Article 2 of the Financial Instruments and Exchange Act.

45.	“Applicable Interest Rate” means the interest rate equal to the Base Rate plus the Spread.

46.

“Due Date” means, with respect to the principal in relation to the Aggregate Loan, the Principal Repayment Date During the Term and the Maturity Date and with respect to interest in relation to the Loans, each Interest Payment Date which is the ending day of each Interest

Calculation Period. With respect to other amounts, the date set forth as the date on which payments shall be made in accordance with this Agreement.

	47.	“Reports” means reports such as annual securities reports, semiannual reports, quarterly reports, extraordinary reports, and revision reports.

	48.	“Laws and Ordinances” means the treaties, laws, cabinet orders, ministerial ordinances, rules, announcements, judgments, decisions, arbitral awards, directives, and policies of relevant authorities.

	49.	“Aggregate Loan” means the aggregate of Each Loan.

	50.	“Aggregate Individual Loan” means the aggregate of Each Individual Loans drawn down by a Lender on the same Drawdown Date.

51.

“Maturity Date” means September 30, 2016 (if such day falls on the day other than the Business Day, the following Business Day, if the following Business Day is included in the following month, the previous Business Day).

52.

“Unused Commitment Amount” means the amount calculated as the Commitment Amount less the total principal amount of Each Individual Loan for each Lender (including such Loans drawn down prior to the Due Date) that has been drawn down.

	53.	“Assignee” means the person who receives the assignment of the Loan Receivables in accordance with Article 29, paragraph 1.

	54.	“Assignor” means the person who assigns the Loan Receivables in accordance with Article 29, paragraph 1.

55.

“Interest Calculation Period,” for the first period, means the period from the Drawdown Date of the Aggregate Individual Loan to the first Interest Payment Date for each of the Aggregate Individual Loans (on and after the Individual Loan Integration Date, each Aggregate Loan) and for the second period and thereafter, the period from the latest Interest Payment Date to the next Interest Payment Date.

56.

“Interest Payment Date” means the payment date of interest and the last day of every month (excluding September 2011) of the period from the day following the first Drawdown Date to the Maturity Date, and the Maturity Date (if the said Interest Payment Date falls on the day other than the Business Day, the said Interest Payment Date shall be the following Business Day, and when such Business Day is included in the following month, the said Interest Payment Date shall be the previous Business Day).

(2)

The period of one month used in this Agreement means the period in which the corresponding day of the initial date to be calculated, which is included in the following calendar month of the calendar month of the period, shall be the ending day (inclusive), with the initial date to be calculated as a starting day (inclusive), and the period of the months of integral multiple thereof shall also be calculated by the same method (if the said corresponding day is not a Business Day, the following

Business Day shall be the ending day of the said period, and if the said following Business Day is included in the following calendar month, the precious Business Day of the said corresponding day shall be the ending day of the said period). Notwithstanding this, the initial date to be calculated falls on the last Business Day of the calendar month, the ending day of the said period shall be the last Business Day of the calendar month in which the said corresponding day is included. In addition, if the corresponding day of the initial date to be calculated is not included in the calendar month in which the said period shall end, the last Business Day of the said calendar month shall be the ending day of the said period.

(3)

The period of one week used in this Agreement mean the period in which the same day of the week as the initial date to be calculated in the following week shall be the ending day (inclusive), with the initial date to be calculated as a starting day (inclusive) (if the same day of the week is not a Business Day, the following Business Day shall be the ending day of the said period regardless of whether the following Business Day is included in the following month).

Article 2 (Rights and Obligations of Lenders)

(1)	Unless otherwise provided for in this Agreement, the Lender may exercise its rights under this Agreement separately and independently.

(2)	The Lender shall lend money up to the limit of the Commitment Amount.

(3)

Unless otherwise provided for in this Agreement, the obligations of the Lender under this Agreement are separate and independent, and the Lender shall not be released from its obligations hereunder on the grounds that other Lenders do not perform the said obligations. In addition, the Lender shall in no way assume any responsibility for other Lenders’ nonperformance of the obligations hereunder.

(4)

If a Lender, in breach of its Lending Obligations, fails to make Each Individual Loan on the Desired Drawdown Date in relation to the said Desired Drawdown Date, such Lender shall, upon request by the Borrower, immediately compensate the Borrower for all damages, losses and expenses incurred by the Borrower as a result of such breach; provided, however, that the maximum amount of such compensation to the Borrower for the damages, losses and expenses incurred shall be the difference between (i) the interest and other expenses that is required or would be required to be paid from the said Desired Drawdown Date (inclusive) to the first Interest Payment Date (not inclusive) if the Borrower separately makes a drawdown as a result of such Individual Loan’s failure to be made on the Desired Drawdown Date, and (ii) the interest and other expenses that would have been required to be paid from the said Desired Drawdown Date (inclusive) to the first Interest Payment Date (not inclusive) if the Individual Loan were made on the Desired Drawdown Date.

(5)

During the Commitment Period, the Borrower may terminate all Lending Obligations by giving a 10 Business Day prior notice to the Agent or reduce a portion of the Total Commitment Amount within the amount less than the Total Unused Commitment Amount. The amount in case of reducing a portion of the Total Commitment Amount shall be 50 million yen or greater, with the amount being the integral multiple of 50 million yen and less than the Total Unused Commitment Amount. If a portion of the Total Commitment Amount is reduced, the Commitment Amount of the Lender is reduced respectively in proportion to the Commitment Ratio of such Lender at that time. When the Agent receives the said notice from the Borrower, the Agent shall notify the Lender to that effect without delay. The Borrower may not cancel the said notice. The termination of all Lending Obligations or the reduction of a portion of the Total Commitment Amount shall become effective on the desired date of the said termination or reduction that is shown in the said notice.

Article 3 (Purpose of Proceeds)

The Borrower shall use the money raised by the Aggregate Individual Loan only as business funds (excluding the use for acquisition). The Agent and each Lender shall not be obliged to supervise and examine the actual purpose of the Aggregate Individual Loan.

Article 4 (Application of Aggregate Individual Loan)

(1)

If the Borrower desires to draw down the Aggregate Individual Loan, the Borrower shall indicate to All Lenders its intention to apply for the Aggregate Individual Loan by submitting the Drawdown Application to the Agent by noon at least three Business Days prior to the Desired Drawdown Date. The Borrower shall submit the Drawdown Application by facsimile and confirm the receipt of the Agent by telephone.

(2)

The amount of the Aggregate Individual Loan entered in the Drawdown Application shall be 20 million yen or greater with the units of 10 million yen or the Total Unused Commitment Amount. At the same time, Each Individual Loan Drawdown amount for All Lenders shall be less than the Unused Commitment Amount of the Lender on the Desired Drawdown Date shown in the Drawdown Application.

(3) The number of drawdowns of the Aggregate Individual Loan on the same Desired Drawdown Date shall be up to one drawdown.

(4)

The indication of intention to apply for a drawdown of the Aggregate Individual Loan pursuant to paragraph 1 shall be effective with respect to All Lenders upon the Agent’s receiving the Drawdown Application. After the Agent receives the Drawdown Application, the Borrower may not, for any reason, cancel or change the application for the Aggregate Individual Loan under paragraph 1 with respect to any of the Lenders. When the Agent receives a Drawdown Application from the Borrower, the Agent shall notify All Lenders of the Borrower’s application for the Aggregate Individual Loan and the details thereof, by sending a copy of the Drawdown Application to All Lenders at least three Business days prior to the Desired Drawdown Date.

Article 5 (Conditions Precedent for Drawdown of Each Individual Loan)

The Lender shall draw down Each Individual Loan in relation to the said Desired Drawdown Date upon the condition (irrespective of whether or not notice under Article 7, paragraph 1 was given) that all conditions set forth in each of the following items are satisfied on the Desired Drawdown Date. The satisfaction of such conditions shall be determined individually by each Lender, and no other Lender or the Agent shall be responsible for a Lender’s determination or refusal to make Each Individual Loan.

(i) The application for the Aggregate Individual Loan satisfies the requirements set forth under paragraphs 1 through 3 of the preceding Article.

(ii) The Lending Obligations of All Lenders have not been exempted pursuant to Article 8, paragraph 3.

(iii) All the matters described in each item of items of Article 19 are true and correct.

(iv) The Borrower has not breached any provision of this Agreement and there is no threat that such breach may occur on or after the relevant Desired Drawdown Date.

(v) The Borrower shall submit all of following documents to the Agent on the conclusion date of this Agreement and the Agent and All Landers shall satisfy the details thereof.

(a) A seal registration certificate of the representative of the Borrower to which the name and seal are affixed (it shall have been issued three months prior to the conclusion date of this Agreement)

(b) A certified copy of commercial registration, a certificate of all present matters, or a certificate of total historical records of the Borrower (it shall have been issued three months prior to the conclusion date of this Agreement)

(c) A copy with a certificate of the original Articles of Incorporation of the Borrower

(d) A seal and signature filed of the Borrower in the form prescribed by the Agent

(e) A copy with a certificate of the Borrower’s minutes of the board of directors meeting, an extract thereof, or the Confirmation Statement (it shall be a document certifying that all procedures required by Laws and Ordinances and internal company rules of the Borrower on the conclusion of this Agreement and the borrowing under this Agreement have been completed and contains a certificate of an authorized officer or employee) prepared in the form set forth in Appendix 2 attached to this Agreement, whereby the conclusion of this Agreement and the borrowing under this Agreement are approved

(f) A copy of a document showing the outline of capital expenditure projection in relation to the Purpose of Proceeds of each Aggregate Individual Loan (including but not limited to a construction contract and a construction plan)

(vi) The Landing Obligations of the said Lender have not yet terminated pursuant to the provisions of this Agreement.

Article 6 (Drawdown of Aggregate Individual Loan)

(1)

If a Lender receives an application for the Aggregate Individual Loan in accordance with Article 4 and does not give notice pursuant to Article 7, paragraph 1 and all conditions set forth in each item in the preceding Article are satisfied on each Desired Drawdown Rate, the Lender shall remit Each Individual Loan Drawdown Amount in relation to the said Drawdown Date to the Syndicate Account on the Desired Drawdown Date (the Lender shall complete the procedures to remit the amount to the Syndicate Account by 11:00 a.m. of the said Desired Drawdown Date). Each Individual Loan in relation to the said Desired Drawdown Date shall be deemed to have been made by that Lender as of the time of the remittance of Each Individual Loan Drawdown Amount in relation to the said Desired Drawdown Date to the Syndicate Account.

(2)

If the Aggregate Individual Loan is made pursuant to the preceding paragraph, the Borrower shall immediately send to the Agent the Receipt in the form shown in Appendix 3 attached to this Agreement or other receipts in the form designated by the Agent describing the amount of the Aggregate Individual Loan and the details of Each Individual Loan in relation to the Aggregate Individual Loan. The Agent shall, upon receiving such receipt, promptly provide a copy thereof to the Lender who made such Each Individual Loan. The Agent shall retain the original receipt on behalf of that Lender until Each Outstanding Individual Loan Money (on and after the Individual Loan Integration Date, Each Outstanding Loan Money) in relation to Each Individual Loan is repaid in full.

Article 7 (Refusal to Make Each Individual Loan)

(1)

A Lender who decides not to make Each Individual Loan for the reason that all or part of the conditions under Article 5 are not satisfied (the “Non-Drawdown Lender”) may notify the Agent, the Borrower and all other Lenders of the decision with the reason affixed thereto by 5:00 p.m. of the Business Day prior to the Desired Drawdown Date in relation to such Individual Loan. Provided, however, that if, notwithstanding the satisfaction of all the conditions under Article 5, such notice is given and such Individual Loan is not made, the Non-Drawdown Lender may not be released from liabilities arising from the breach of its Lending Obligations.

(2)

The Borrower shall be responsible for any damages, losses or expenses incurred by the Non-Drawdown Lender or the Agent as a result of the failure to make Each Individual Loan by that Non-Drawdown Lender. Provided, however, that the foregoing shall not apply if the failure to make such Individual Loan constitutes a breach of the Non-Drawdown Lender’s Lending Obligations.

Article 8 (Exemption of Lenders)

(1) If an Exemption Event occurs with respect to a Lender, the Agent shall immediately notify the Borrower and All Lenders of such event in writing.

(2)

After notice under the preceding paragraph is given, when the Majority Lenders (if it is difficult to clarify the intention of the Majority Lenders, the Agent) determine that such Exemption Event has been resolved, the Agent shall immediately notify the Borrower and All Lenders that the Exemption Event has been resolved.

(3)	All Lenders shall be exempted from their Lending Obligations during the Exemption Period.

Article 9 (Increased Costs and Illegality)

(1)	A Costs Increased Lender may request the Borrower to bear the Increased Costs. When such request is made, the Borrower shall pay the relevant Increased Costs to the relevant Costs Increased Lender.

(2)

When receiving the request set forth in the preceding paragraph, the Borrower may, by notifying the Agent and All Lenders, terminate the Lending Obligations on the day (the day shall be the day ten Business Day or more after the said notice; hereinafter the “Lending Obligations Termination / Increased Costs Desired Prepayment Date”) indicated in the said request if the Lending Obligations of the said Costs Increased Lender have not terminated and may prepay in full of the principal balance if the principal balance of Each Individual Loan (on and after the Individual Loan Integration Date, Each Loan) of the said Costs Increased Lender exists. In this case, if the Lending Obligations of the Costs Increased Lender have not terminated and the principal balance of Each Individual Loan of such Costs Increased Lender exist, the Borrower may not be allowed to desire either the termination of Lending Obligations of the said Costs Increased Lender or the prepayment of the principal balance of the Costs Increased Lender’s Each Individual Loan.

(3)

When the notice set forth in the first sentence of the paragraph 2 is given and such notice notifies to the effect that the termination of Lending Obligations is desired, the Lending Obligations of the said Costs Increased Lender shall cease to be effective on the Lending Obligations Termination / Increased Costs Desired Prepayment Date. In this case, the Borrower shall pay to Costs Increased Lender pursuant to the provisions of Article 17, all obligations (including the principal amount of Each Individual Loan (on and after the Individual Loan Integration Date, Each Loan) whose Due Date arrives in and after the day following the Lending Obligations Termination / Increased Costs Desired Prepayment Date, the accrued interest in relation to the said principal and the Break Funding Cost (if any) as well as the Increased Costs requested to be paid) owed to the Costs Increased Lender under this Agreement on the Lending Obligations Termination / Increased Costs Desired Prepayment Date. Until the Borrower completes the performance of all obligations owed to the Costs Increased Lender under this Agreement, as long as the performance of such obligations is concerned, the relevant clauses of this Agreement shall survive in full force and effect also in relation with Costs Increased Lender.

(4)	If the conclusion and the performance of this Agreement as well as transactions thereunder become contrary to any Laws and Ordinances binding upon any Lender, such Lender may, by notifying the

Borrower via the Agent to that effect, (i) when the maintaining of the Lending Obligation, a drawdown of Each individual Loan or funding for making Each Individual Loan is deemed to be illegal, terminate the Lending Obligations of the Lender as of the day preceding the day of such deemed illegality, and (ii) when the maintaining of the Each Individual Loan (on and after the Individual Loan Integration Date, Each Loan) already drawn down is deemed to be illegal on or before the Due Date in relation to such Individual Loan (on and after the Individual Integration Date, such Each Loan), request the Borrower to pay the total amount of Each Outstanding Individual Loan Money (on and after the Individual Loan Integration Date, Each Outstanding Loan Money) of the said Each Individual Loan (on and after the Individual Loan Integration Date, such Each Loan) by deeming the Due Date of the said Each Individual Loan (on or after the Individual Loan Integration Date, such Each Loan) to have arrived on the preceding day (if the due date to be paid is in stipulated in Laws and Ordinances, the day stipulated in such Laws and Ordinances) of such deemed illegality.

Article 10 (Repayment of Principal)

(1) On the Individual Loan Integration Date, all of Each Individual Loan by the Lender shall be integrated into a single Loan (hereinafter, the “Each Loan”) for each Lender.

(2)

The Borrower shall, pursuant to the provisions set forth in Article 17, pay the principal of the Aggregate Loan to All Lenders in relation to the Aggregate Loan in accordance with the Repayment Schedule in Appendix 2 attached to this Agreement on each Principal Repayment Date During the Term and the Maturity Date, with the amount (any fraction less than one yen shall be rounded down, and the repayment amount of principal on the Maturity Date shall be the amount of the principal amount of the Aggregate Loan less the total repayment amount of the principal on each Principal Repayment Date During the Term) for which the principal amount is equally divided into 48. The amount to be repaid to the said Lender on the Principal Repayment Date During the Term shall be the amount obtained by dividing the principal amount of the Aggregate Loan to be repaid by the Borrower to All Lenders in relation to the Aggregate Loan on the Principal Repayment Date During the Term in accordance with the Commitment Ratio, and the amount to be repaid to each Lender on the Maturity Date shall be remaining principal amount of Each Loan of the said Lender on the Maturity Date.

Article 11 (Interest)

(1)

The Borrower shall pay to each Lender on the Interest Payment Date, the ending day of the Interest Calculation Period, in accordance with the provision of Article 17, the total amount of interest calculated as the principal amount of Each Individual Loan (on and after the Individual Loan Integration Date, Each Loan) not repaid in relation to the Interest Calculation Period during each Interest Calculation Period for each Lender, multiplied by (i) the Applicable Interest Rate during the

Interest Calculation Period, and (ii) the actual number of days during the Interest Calculation Period.

(2)

The calculation method for interest in the preceding paragraph shall be on a per diem basis, with inclusive of first day and exclusive of last day, assuming that there are 365 days per year, wherein divisions shall be done at the end of the calculation, and fractions less than one yen shall be rounded down.

Article 12 (Prepayment)

(1)

The Borrower may not prepay all or any part of the principal of the Aggregate Loan (on and after the Individual Loan Integration Date, the Aggregate Individual Loan) to be paid on any Principal Repayment Date During the Term or the Maturity Date (hereinafter, the “Prepayment) pursuant to Article 10, before on such Principal Repayment Date During the Term or the Maturity Date. Provided, however, that this shall not apply if the Prepayment is made pursuant to Article 9, or if the Borrower, in accordance with the procedures set forth in the following paragraphs, obtains the prior written approval of All Lenders and the Agent.

(2)

If the Borrower desires to make the Prepayment, the Borrower shall give a written notice to the Agent at least 15 Business Days prior to the date the Borrower desires to make the Prepayment (hereinafter, the “Desired Prepayment Date”), stating (a) the principal amount (the amount shall be the total amount of the principal balance of the Aggregate Individual Loan (on and after the Individual Loan Integration Date, the Aggregate Loan) or 50 million yen or greater with the units of 50 million yen. If the amount of the desired Prepayment is not the total amount of the principal balance of the Aggregate Individual Loan (on and after the Individual Loan Integration Date, the Aggregate Loan), the said amount shall be prepaid to the said Lender in proportion to the principal amount of Each Individual Loan (on and after the Individual Loan Integration Date, Each Loan) in relation to the Aggregate Individual Loan of the Lender), (b) a payment on the same day of all of the interest accrued (hereinafter, the “Accrued Interest”) during the period until the Desired Prepayment Date (inclusive) in respect to the desired prepayment principal, and (c) the Desired Prepayment Date. The Agent shall, immediately after the receipt of the notice from the Borrower shall notify the All Lenders of the details of (a) through (c) in this paragraph and the said Lender shall notify the Agent of whether or not it approves such Prepayment at least 10 Business Days prior to the Desired Prepayment Date. If such notice from the Lender does not reach the Agent at least 10 Business Days prior to the Desired Prepayment Date, it shall be deemed that such Lender has not approved such Prepayment. The Agent shall determine the approval or disapproval of the Prepayment, and notify the Borrower and the Agent of the determination at least eight Business Days prior the Desired Prepayment Date.

(3)	If the Prepayment is approved in accordance with the preceding paragraph and when the Desired Prepayment Date is a day other than the Interest Payment Date, All Lenders shall notify the Borrower and the Agent of the amount of the Break Funding Cost at least two Business Days prior to the Desired Prepayment Date. The Borrower shall pay on the Desired Prepayment Date, in accordance with the provisions set forth in Article 17, the total of the principal, the Accrued Interest and the Break Funding Cost (if any) in respect of the Aggregate Individual Loan (on and after the Individual Loan Integration Date, the Aggregate Loan) to be prepaid. Even if such prepayment is made, the Lending Obligations of each Lender in respect to Each Individual Loan the Drawdown Date of which arrives thereafter shall in no way be affected.

(4)

If a portion of the principal of the Aggregate Loan is prepaid in accordance with the provisions of this Article, the payment shall be applied in the order of the principal the Due Date of which comes later, which is included in the principal amount to be repaid to the Lender on each Principal Repayment Date set forth in the Repayment Schedule shown in Appendix 2 attached to this Agreement.

Article 13 (Default Interest)

(1)

If the Borrower defaults in the performance of its obligations under this Agreement owing to a Lender or the Agent, the Borrower shall, immediately upon the Agent’s request and in accordance with Article 17, for the period commencing on the Due Date (inclusive) of such defaulted obligation (hereinafter in this Article, the “Defaulted Obligations”) and ending on the day (inclusive) the Borrower performs all Defaulted Obligations, pay default interest calculated by multiplying the amount of the Defaulted Obligations by the rate of 14% % per annum (to the extent not in violation of Laws and Ordinances).

(2)

The calculation method for such default interest in the preceding paragraph shall be on a per diem basis, with inclusive of first and last day, assuming that there are 365 days per year, wherein divisions shall be done at the end of the calculation, and fractions less than one yen shall be rounded down.

Article 14 (Commitment Fee)

(1)

The Borrower shall pay to the Lender, for each Commitment Fee Calculation Period, the Commitment Fee of the amount calculated by multiplying the average balance of the Unused Commitment Amount in relation to such Lender during the Commitment Fee Calculation Period by the Commitment Fee Rate on any day within five Business Days from the ending day of the Commitment Fee Calculation Period that the Agent notifies the Borrower and All Lenders. If the Each Individual Loan is drawn down by the Lender or the Commitment Amount pursuant to Article 2, paragraph 5 is changed, each Unused Commitment Amount of the said Lender on the date of the said drawdown or change shall be each Unused Commitment Amount that is changed due to such drawdown or change. The calculation of the Commitment Fee under this Agreement by the Agent shall be definite and binding unless there is a clear error.

(2)

Regardless of the provisions of the preceding paragraph, if the Lending Obligations of All Lenders are exempted pursuant to the provisions of Article 8, paragraph 3, the Borrower shall assume no obligations to All Lenders to pay the Commitment Fee for the Exemption Period.

(3)

Regardless of the provisions of the paragraph of this Article, if the figure (shown in percentage) calculated by using the calculation formula below for such Commitment Fee Calculation Period on the ending day of any of the Commitment Fee Calculation Period in relation to any of nonbank Lenders (meaning the Lenders registered pursuant to Article 3, paragraph 1 of the Money Lending Business Act; the same shall apply in this paragraph) exceeds 15% per annum, the Borrower shall assume no obligation to such nonbank Lender to pay the interest and the Commitment Fee for a portion exceeding 15% per annum. The Agent shall assume no obligations to confirm whether the figure calculated by using such calculation formula exceed 15% per annum.

Calculation formula: (Total of Commitment Fees to be paid to such nonbank Lender + Total of interest and Break Funding Cost in respect to all of Each Individual Loan in relation to such nonbank Lender) / (Total of average principal amount of all of Each Individual Loan in relation to such nonbank Lender) × 365 / (Actual number of days of Commitment Fee Calculation Period) (%)

(4)

The calculation method for the Commitment Fee pursuant to paragraph 1 of this Article shall be on a per diem basis, with inclusive of first and last day, assuming that there are 365 days per year, wherein divisions shall be done at the end of the calculation, and fractions less than one yen shall be rounded down.

Article 15 (Agent Fee)

The Borrower shall pay the Agent Fee to the Agent as separately agreed between the Borrower and the Agent, for the performance of the Agent Services set forth in this Agreement.

Article 16 (Expenses, Taxes and Public Charges, and Break Funding Cost)

(1)

All expenses (including attorney’s fees) incurred in connection with the preparation and any revision or amendment of this Agreement and any documents related hereto, and all expenses (including attorney’s fees) incurred in relation to the maintenance and enforcement of the rights or the performance of the obligations by the Lender or the Agent pursuant to this Agreement and documents related hereto shall be borne by the Borrower to the extent that it is not in violation of Laws and Ordinances. If any Lender or the Agent has paid these expenses in the place of the Borrower, the Borrower shall, immediately upon the Agent’s request, pay the same in accordance with the provision of Article 17.

(2) The stamp duties and any other similar Taxes and Public Charges incurred in relation to the preparation, amendment or enforcement of this Agreement and any documents related hereto shall be borne by the Borrower. If any Lender or the Agent has paid these Taxes and Public Charges in the place of the Borrower, the Borrower shall, immediately upon the Agent’s request, pay the same in accordance with the provision of Article 17.

(3)

If the principal of Each Individual Loan (on and after the Individual Loan Integration Date, Each Loan) of the Lender is repaid or set off on the day other than the Interest Payment Date due to a reason not attributable to the Lender, and when the Reinvestment Rate in relation to Each Individual Loan (on and after the Individual Loan Integration Date, Each Loan) so repaid or set off falls below the Applicable Rate for the Interest Calculation Period in which the date of the said repayment or setoff in relation to the Each Individual Loan (on and after the Individual Loan Integration Date, Each Loan) is included, the Borrower shall, except the cases set forth separately in this Agreement, pay to the said Lender the Break Funding Cost pertaining to the said repayment or setoff on the same day as the date of the repayment or setoff in accordance with the provisions of Article 17.

Article 17 (Performance of Borrower’s Obligations)

(1)

In order to repay the obligations under this Agreement, the Borrower shall, without breaching Laws and Ordinances, transfer the relevant amount to the Agent’s Account (i) by the Due Time, for those obligations the Due Date of which is provided for herein, or (ii) immediately upon the Agent’s request, for those obligations the Due Date of which is not provided for herein. In such cases, the Borrower’s obligations to the Agent or a Lender shall be deemed to have been performed upon the time of the transfer to the Agent’s Account.

(2)

Unless otherwise provided for in this Agreement, the Borrower may not pay directly to a Lender other than the Agent the amounts owing under this Agreement contrary to the preceding paragraph. The Lender received such payment shall pay the money received to the Agent immediately, and the obligations with respect to such money shall be deemed to have been performed upon the Agent’s receipt of such money. The Borrower may not perform its obligations under this Agreement by deed-in-lieu of performance (daibutsu bensai) unless the Agent and All Lenders give their prior written approval.

(3)

The Borrower’s payments pursuant to this Agreement shall be applied in the order set forth below:

(i) those expenses to be borne by the Borrower under this Agreement, which the Agent has incurred in the place of the Borrower, and the Agent Fee and the default interest related thereto,

(ii) those expenses to be borne by the Borrower under this Agreement, payable to a third party,

(iii) those expenses to be borne by the Borrower under this Agreement, which any Lender has incurred in place of the Borrower and default interest related thereto,

(iv) the default interest (excluding the default interest set forth in items 1 and 3 of this paragraph) and the Break Funding Cost,

(v) the Commitment Fee

(vi) the interest on the Aggregate Individual Loan (on and after the Individual Loan Integration Date, the Aggregate Loan)

(vii) the principal of the Aggregate Individual Loan (on and after the Individual Loan Integration Date, the Aggregate Loan)

(4)

Upon the application under the preceding paragraph, if the amount to be applied falls short of the amount outlined in any of the items thereunder, with respect to the first item not fully covered (the “Item Not Fully Covered”), the remaining amount, after the application to the item of the next highest order of priority, shall be applied after the proration in proportion to the amount of the individual payment obligations owed by the Borrower in respect to the Item Not Fully Covered, which the Due Date has arrived.

(5)

Unless otherwise required by Laws and Ordinances, the Borrower shall not deduct Taxes and Public Charges from the amount of obligations to be paid pursuant to this Agreement. If it is necessary to deduct Taxes and Public Charges from the amount payable by the Borrower, the Borrower shall additionally pay the amount necessary in order for the Lender or the Agent to be able to receive the amount that it would receive if no Taxes and Public Charges were imposed. In such cases, the Borrower shall, within thirty days from the date of payment, directly send to the Lender or the Agent the certificate of tax payment in relation to withholding taxes issued by the tax authorities or other competent governmental authorities in Japan.

Article 18 (Distribution to Lenders)

(1)

If there still exist any remaining amounts after deducting the amount equivalent to the amount described in paragraph 3, items (i) and (ii) of the preceding Article from the amount received pursuant to the preceding paragraph, the Agent shall immediately distribute such remaining amount to the Lenders in accordance with the provisions of this Article 18.

(2)

If, prior to distribution by the Agent to the Lenders pursuant to this Article 18, (a) an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae) in relation to the Loan Receivables is served on the Borrower, (b) an assignment in relation to the Loan Receivables is made, or (c) repayment is made by a third party, the rights and obligations of the Borrower, the Agent and the Lenders shall be regulated in accordance with the following provisions:

(a)

(i) If the Agent completes the distribution to the Lenders pursuant to this Article 18 before receiving notice from the Borrower pursuant to Article 20, paragraph 5 that it has received service of an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae) with respect to the Loan Receivables:

In this case, even if the creditor obtaining an order for provisional attachment

(kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae), the Borrower, the Lenders or any other third party suffers damages, losses or expenses (the hereinafter in this Article, the “Damages”) as a result of such distribution by the Agent, the Agent shall not be liable in relation thereto, and the Borrower shall deal with them at its own cost and liability. The Borrower shall compensate the Agent for any Damages incurred by the Agent due to such distribution.

(ii) If the Agent, before the completion of the distributions to the Lenders pursuant to this Article 18 after the performance of obligations by the borrower pursuant to the provisions of paragraphs 1 and 2 of the preceding Article, receives notice from the Borrower pursuant to Article 20, paragraph 5 that it has received service of an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae) with respect to the Loan Receivables for which such distribution is made:

In this case, (i) with respect to the money relating to such notice, the Agent may withhold the distributions pursuant to this Article 18, and may take other measures in the manner that the Agent deems reasonable; and (ii) the Agent shall distribute the money paid by the Borrower excluding those subject to such notice in accordance with the application method set forth in paragraphs 3 and 4 of the preceding Article. If the creditor obtaining an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae), the Borrower, the Lenders or any other third party suffers any Damages as a result of the measures taken pursuant to this item (i) or the distribution by the Agent pursuant to this item (ii), the Agent shall not be liable in relation thereto, and the Borrower shall deal with them at its own cost and liability. The Borrower shall compensate the Agent for any Damages incurred by the Agent due to such measures for distribution or such distribution.

(iii) If the Agent receives notice from the Borrower pursuant to Article 20, paragraph 5 that it has received service of an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae) before the performance of obligations by the Borrower pursuant to paragraphs 1 and 2 of the preceding Article:

In this case, the Agent shall make a distribution pursuant to the methods set forth in paragraphs 3 and 4 of the preceding Article by deeming that the receivables pertaining to the said notice do not exist. If the creditor obtaining an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae), the Borrower, the Lenders or any other third party suffers any Damages as a result of the distribution by the Agent, the Agent shall not be liable in relation thereto, and the Borrower shall deal with them at its own cost and liability. The Borrower shall compensate the Agent for any Damages incurred by the Agent due to such distribution.

(b)

If the Assignor and the Assignee, under joint names, notify the Agent of an assignment of the Loan Receivables in accordance with Article 29, paragraph 1. If the Loan Receivables are assigned pursuant to the provisions of Article 29, this item shall apply with replacing the Assignor with the Assigning Lender and the Assignee with the Successive Lender:

In this case, the Agent shall, after receiving such notice, immediately commence all administrative procedures necessary in order to treat such Assignee as the creditor of such Loan Receivables, and the Agent shall be exempt insofar as the Agent treats the previous Lender as the party in interest until the Agent notifies the Borrower, the Assignor and the Assignee that such procedures have been completed. If the Assignee or any other third party suffers Damages due to such treatment by the Agent, the Agent shall not be liable in relation thereto, and the Borrower and the Assignor of such Loan Receivables shall deal with them at their own cost and liability. The Borrower and the Assignor of such Loan Receivables shall jointly compensate the Agent for any Damages incurred by the Agent arising out of this item (b).

(c)

If the third party who repaid pursuant to Article 30, paragraph 2 and the Lender who received such repayment, under joint names, or if the Borrower, under its single name, notifies the Agent of the repayment by the third party pursuant to Article 30, paragraph 2:

In this case, the Agent shall, after receiving either of such notices, immediately commence all administrative procedures necessary in order to treat a right of recourse and receivables by subrogation obtained by the said third party as the Loan Receivables, and the Agent shall be exempt if the Agent treats such repayment by the third party as not having been made until the Agent notifies the Borrower, the third party and the Lender who received the repayment by the third party that such procedures have been completed.

If such third party or any other third party suffers Damages due to such treatment by the Agent, the Agent shall not be liable in relation thereto, and the Borrower and the Lender who received the repayment by the third party shall deal with them at their own cost and liability. The Borrower and the Lender who received the repayment by the third party shall jointly compensate the Agent for any Damages incurred by the Agent arising out of this item (c).

(3)

The distributions by the Agent to the Lenders shall be made in order, starting from paragraphs 3, items (iii) to (vii) of the preceding Article. If there is an Item Not Fully Covered in respect to the amounts to be distributed, the application and distribution with respect to such Item Not Fully Covered shall be made in accordance with the provisions of paragraph 4 of the preceding Article. In this case, each Lender may, regardless of the provisions of paragraphs 3 and 4 of the preceding Article, at its discretion, determine the order and the method for the application to Borrower’s repayment of obligations to such Lender in respect to the amount so distributed, and the Borrower may not make an objection to such determination. Notwithstanding this, even if any of Lenders made an application to repayment in an order different from the order set forth in the provisions of paragraphs 3 and 4 of the preceding Article, the Agent may deem that such Lender has made an application in accordance with the provisions of paragraphs 3 and 4 of the preceding Article, and thereafter the Agent may make a distribution to each Lender on the assumption that all of Lenders made an application in accordance with the provisions of paragraphs 3 and 4 of the preceding Article, and insofar as the Agent makes such distribution, the Agent shall not assume any liability even if the distributed amount is different from the amount of the application by the Lender.

(4)

If the remittance set forth in paragraph 1 of the preceding Article is made later than the Due Time, the Agent shall not assume an obligation to make the distribution set forth in paragraph 1 during the day. In this case, the Agent shall make a distribution immediately after receiving the remittance, and the Damages incurred by the Lender or the Agent due to such distribution shall be borne by the Borrower.

(5)

Upon request from the Agent, and if such request is based on a reasonable cause, the Lenders receiving such request shall immediately notify the Agent of the amount (including specifics) of the receivables they hold against the Borrower under this Agreement. In this case, the obligation of the Agent to make distributions set forth in paragraph 1 shall arise at the time all such notices reach the Agent. In the case where a Lender delays this notice without reasonable cause, such Lender shall bear any Damages incurred by any Lender or the Agent due to such delay.

(6)

The Agent may make a distribution to the Lender by the Temporary Advancement (but no obligations). The Temporary Advancement does not mean the performance of Borrower’s obligations. If the Temporary Advancement is made, and when the Borrower does not perform the obligations pertaining to such Temporary Advancement by the Due Time, the Lender who received the distribution pursuant to this paragraph shall, immediately upon the Agent’s request, reimburse to the Agent the amount of such Temporary Advancement that it received. The Lender shall, immediately upon the Agent’s request, pay to the Agent any Temporary Advancement Costs required in making such Temporary Advancement, per the amount of Temporary Advancement that it received. If the Lender pays the Temporary Advancement Costs to the Agent, the Borrower shall compensate the Agent for the Temporary Advancement Costs. If the Agent has completed procedures for the Temporary Advancement of the distribution to the Lender before receiving notice from the Borrower pursuant to Article 20, paragraph 5 that it has received service of an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae) with respect to the Loan Receivables for which such distribution is made, if the creditor obtaining an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae), the Borrower, the Lenders or any other third party suffers any Damages as a result of the distribution by the Agent, the Agent shall not be liable in relation thereto, and the Borrower shall deal with them at its own cost and liability. If the Agent suffers any Damages

(including, but not limited to, the money not reimbursed or not paid in case of the non-reimbursement or non-payment of the money to be reimbursed or to be paid to the Agent by the Lender set forth in the third sentence and fourth sentence of this paragraph) as a result of the Temporary Advancement of the distribution, the Borrower shall make compensation.

Article 19 (Borrower’s Representations and Warranties)

The Borrower represents and warrants to a Lender and the Agent that each of the following items is true and correct as of the execution date of this Agreement and each Drawdown Date.:

(i) The Borrower is a stock company duly incorporated and validly existing under the laws of Japan.

(ii)

The execution and performance of this Agreement by the Borrower and any transactions associated herewith are within the corporate purposes of the Borrower and the Borrower has duly completed all procedures necessary therefor under the Laws and Ordinances, the Articles of Incorporation and other internal company rules of the Borrower.

(iii)

The execution and performance of this Agreement by the Borrower and any transactions associated herewith does not result in (a) any violation of Laws and Ordinances which bind the Borrower, (b) any breach of its Articles of Incorporation and other internal company rules of the Borrower, and (c) any breach of a third-party contract to which the Borrower is a party or which binds the Borrower or the assets of the Borrower.

(iv)

The person representing the Borrower who signed or attached his/her name and seal to this Agreement is authorized to sign or attach his/her name and seal to this Agreement as the representative of the Borrower by all procedures necessary pursuant to the Laws and Ordinances, Articles of Incorporation or other internal company rules of the Borrower.

(v)

This Agreement constitutes legal, valid and binding obligations of the Borrower, and is enforceable against the Borrower in the performance of this Agreement in accordance with the provisions of this Agreement.

(vi)

The Financial Statements (if an audit is obliged to be conducted on such Financial Statements pursuant to the Laws and Ordinances and other audits are conducted, the audited Financial Statements) (if the Borrower prepares the Reports, the Reports) prepared by the Borrower are accurately and duly prepared in accordance with the accounting standards which is generally accepted as fair and appropriate one in Japan.

(vii)

No material change, which may materially affect the performance of obligations by the Borrower under this Agreement in respect to information provided by the Borrower to the Agent or the Lender in relation to this Agreement, has occurred, and after the last day of the Accounting Period ended March 2011, no material change, which may cause a deterioration of the business, assets, or financial condition of the Borrower described in the Financial

Statements (if an audit is obliged to be conducted on such Financial Statements pursuant to the Laws and Ordinances and other audits are conducted, the audited Financial Statements) (if the Borrower prepares the Reports, the Reports) prepared by the Borrower for such Accounting Period and the accounting documents and which may materially affect the performance of the obligations of the Borrower under this Agreement, has occurred.

(viii)

No lawsuit, arbitration, administrative procedure, or any other dispute has commenced or is likely to commence with respect to the Borrower, which will or may materially cause adverse effects on the performance of its obligations under this Agreement.

(ix)	No event set forth in items of paragraph 1 or 2 of Article 21, nor an event constituting such an event due to notices or the passage of time or due to the both, has occurred or is likely to occur.

(x)	The Borrower shall not fall under any of the following (a) through (h).

(a) An organized crime group (boryokudan) (meaning a group the members (including the members of the member group of such group) of which may promote violent and unlawful acts, etc. collectively or habitually; the same shall apply hereinafter in this item)

(b) An organized crime group member (meaning a member constituting an organized group; the same shall apply hereinafter in this item)

(c) A quasi member of an organized crime group (meaning a person who has a relation with organized crime groups other than the member of an organized crime group and may conduct violent and unlawful acts, etc. on the back of the force of an organized crime group, or a person who cooperates in or is involved with the maintenance or operation of an organized crime group for example by providing funds or weapons, etc. to an organized crime group member; the same shall apply hereinafter in this item)

(d) An organized crime group related enterprise (meaning an enterprise where an organized crime group member is actually involved with its management, or an enterprise managed by the quasi member of an organized crime group or a former organized crime group member, which is actively cooperates in or is involved with the maintenance or operation of the organized crime group for example by providing funds or weapons, etc. to an organized crime group, or an enterprise that actively uses an organized crime group and cooperates in the maintenance or operation of the organized crime group such as in the execution of its business)

(e) A corporate racketeer (soukaiya), etc. (meaning a corporate racketeer or a corporate ruffian, etc. who may conduct violent and unlawful acts, etc. in pursuit of illegal interest targeting at enterprises, etc. and poses a threat to the security of civilian life)

(f) A ruffian calling for a social movement (meaning one which conducts a false social movement or political activity or calls for it, and may conduct violent and unlawful acts,

etc. in pursuit of illegal interest targeting at enterprises, etc., thereby posing a threat to the security of civilian life)

(g) Special intellectual violent group, etc. (meaning a group or an individual person, other than those listed in above (a) through (f), who uses the force of an organized crime group on the back of a relation with the organized crime group, or has a financial relation with  an organized crime group and is a core of structural unjust acts

(h) Those equivalent to those listed in above (a) through (g)

Article 20 (Borrower’s Covenants)

(1)

The Borrower covenants to perform, at its expense, the matters described in each of the following items on and after the date of this Agreement, and until the Borrower completes the performance of all of its obligations under this Agreement to each Lender and the Agent.

(i) If any event set forth in each item of paragraph 1 or 2 of Article 21, or an event constituting such an event due to notices or the passage of time or due to the both has occurred, or is likely to occur, the Borrower shall immediately notify the Agent and All Lenders thereof.

(ii) If the Borrower prepares the Financial Statements, the Borrower shall immediately submit to the Agent and All Lenders a copy of such Financial Statements, and the documents in the form shown in Appendix 4 attached to this Agreement that could confirm the compliance of matters set forth in paragraph 4 if such Financial Statements are those pertaining to the Accounting Period of the Borrower. Notwithstanding this, If the Borrower prepares the Reports, the Borrower shall, upon submitting the same to the head of the competent Financial Bureau, immediately submit a copy of such Reports to the Agent and All Lenders in place of a copy of the Financial Statements. If the Borrower discloses the Reports electronically by the Electronic Disclosure System (the Electronic Data Processing System for Disclosure set forth in Article 27, 30-2 of the Financial Instruments and Exchange Act) (EDINET) related to disclosure documents of the annual securities reports under the Financial Instruments and Exchange Act, such copy shall be deemed to have been submitted at the time the Borrower has notified the Agent and All Lenders of the disclosure. If the Agent or any of Lenders requests the Borrower to submit a copy of the Reports, the Borrower shall immediately submit a copy of such Reports to the Agent and the Lender. If such Financial Statements (if the Borrower prepares the Reports, the Reports) are prepared, such documents shall be prepared accurately and legally in light of the accounting standards which is generally accepted as fair and appropriate one in Japan.

(iii) If the Borrower prepares the Financial Statements or the Reports for the Accounting Periods ending on and after the day of the execution of this Agreement, the Borrower shall immediately submit to the Agent and All Lenders the documents in the form shown in Appendix 5 attached to this Agreement that could confirm the compliance of matters set forth in paragraph 1 of Article 30.

(iv) Upon a request made by the Agent or a Lender through the Agent, the Borrower shall immediately notify the Agent and All Lenders of the conditions of the assets, management, or businesses of the Borrower and its Subsidiaries and Affiliates, and shall provide the necessary assistance to facilitate the investigations thereof.

(v) If any material change has occurred, or is likely to occur by the passage of time, to the conditions of the assets, management, or businesses of the Borrower or its Subsidiaries and Affiliates, or if any lawsuit, arbitration, administrative procedure, or any other dispute, which will materially affect, or is likely to materially affect, the performance of the obligations of the Borrower under this Agreement, has commenced, or is likely to commence, the Borrower shall immediately notify the Agent and All Lenders thereof.

(vi) If the Borrower, its Subsidiaries or its Affiliates change their organization (having the meaning defined in Article 2, item 26 of the Companies Act; the same shall apply hereinafter in this item), or if the Borrower, its Subsidiaries or its Affiliates make a revision of the Articles of Incorporation that any of organizations set forth in Article 326, paragraph 2 of the Companies Act is newly established or not be established, the Borrower, its Subsidiaries or its Affiliates shall notify the Agent and All Lenders to that effect no later than 15 Business Days prior to the change of organization or the revision of the Articles of Incorporation.

(vii) If any of the items described in the preceding Article is found untrue, the Borrower shall immediately notify the Agent and All Lenders thereof.

(2)

If the Majority Lenders determine that it is necessary to preserve receivables from the Borrower under this Agreement and request in writing the Borrower to preserve such receivables through the Agent, the Borrower shall ensure to immediately offer security interest on Borrower’s assets designated by the Majority Lenders and the Agent by making such assets secured receivables under this Agreement owed by the Borrower to All Lenders and the Agent, in the form and the contents satisfactory to the Majority Lenders and the Agent with the same priority as each Lender and the Agent.

(3)

The Borrower shall, on and after the execution date of this Agreement, and until the Borrower completes the performance of all of its obligations under this Agreement to the Lender and the Agent, ensure to be in compliance with matters described in the items below:

(i)

The Borrower will maintain licenses and other similar permits that are necessary to conduct the Borrower’s main business, and continue to carry out the business in compliance with all Laws and Ordinances.

	(ii)	The Borrower will not change its main business.

(iii)

The Borrower will not, unless otherwise specified in the Laws and Ordinances, subordinate the payment of any of its debts under this Agreement to the payment of any unsecured and non-subordinate debts (including any secured debts that will not be fully collected after the foreclosure sale of the security), or at least will treat them equally.

(iv)

Unless there is an approval of the Agent and All Lenders, the Borrower will not enter into any merger, company split, exchange or transfer of shares of the Borrower or the Borrower’s Subsidiaries, which will or may have a material effect on the performance of the Borrower’s obligations under this Agreement, assign (including an assignment for a sale and leaseback transaction) all or a part of the business or assets of the same to a third party, reduce the capita of the same, or succeed to all or a part of the material business or assets of a third party.

	(v)	The Borrower shall not fall under any of item 10, (a) through (h) of Article 19.

(vi)

The Borrower shall not conduct any act falling under any of the following (a) through (e) by using itself or a third party.

(a) Violent demands

(b) Unlawful demands beyond legal liability

(c) Any act using threatening words and actions or violence in relation to a transaction

(d) Any act that is detrimental to the credibility of the Lender or the Agent by spreading rumors or using fraudulent means or force, or any act that interferes the business of the Lander or the Agent

(e) Other acts similar to above (a) through (d)

(4)	(i)

The Borrower shall ensure to maintain the amount of net assets of its nonconsolidated balance sheet as of the last day of the Accounting Period of its each fiscal year, at the amount of 75% or the greater of the amount of net assets as of the last day of the latest Accounting Period of such Accounting Period and the amount of the net assets of its nonconsolidated balance sheet as of the last day of the Accounting Period ended March 2011.

(ii)

The Borrower shall ensure to maintain the amount of net assets of its consolidated balance sheet as of the last day of the Accounting Period of its each fiscal year, at the amount of 75% or the greater of the amount of the net assets as of the last day of the latest Accounting Period of such Accounting Period and the amount of the net assets of its consolidated balance sheet as of the last day of the Accounting Period ended March 2011.

(iii)

The Borrower shall ensure that it does not post a recurring loss for the second consecutive fiscal year in relation to the recurring profit/loss of its nonconsolidated balance sheet for the Accounting Period of its each fiscal year.

(iv)

The Borrower shall ensure that it does not post a recurring loss for the second consecutive fiscal year in relation to the recurring profit/loss of its consolidated balance sheet for the Accounting Period of its each fiscal year.

(5)

If the Borrower received service of an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae) in relation to the Lending Obligations, it shall immediately notify All Lenders to that effect in writing along with a copy of such order.

Article 21 (Acceleration)

(1)

If any of the events described in the items below has occurred with respect to the Borrower, all of the Borrower’s debts under this Agreement payable to All Lenders and the Agent shall automatically become due and payable without any notice or demand by a Lender or the Agent, and the Borrower shall immediately pay the principal of the Aggregate Individual Loan (on and after the Individual Loan Integration Date, the Aggregate Loan) and the interest and Break Funding Costs and any other payment obligation that the Borrower owes pursuant to this Agreement in accordance with the provisions of Article 17, whereby All Lenders’ Lending Obligations shall cease to be effective:

(i)

If any payment by the Borrower has been suspended, or if a petition (including similar petition filed outside Japan) of commencement of bankruptcy (hasan) procedures, commencement of civil rehabilitation procedures (minjisaiseitetuzuki-kaishi), commencement of corporate reorganization procedures (kaishakoseitetuzuki-kaishi), commencement of special liquidation (tokubetuseisan-kaishi), or commencement of any other similar legal procedures against the Borrower is submitted, or these procedures are commenced;

	(ii)	If the resolution for dissolution is adopted or the Borrower receives order of dissolution (excluding the dissolution as a result of an absorption-type merger or an incorporation-type merger);

	(iii)	If the Borrower abolishes its business;

	(iv)	If transactions of the Borrower have been suspended by a clearinghouse; or

(v)

If any order or notice of provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae), or attachment (sashiosae) (including any similar procedure taken outside Japan) has been sent out, or if any lawsuit that orders an enforcement of preservative attachment (hozen-sashiosae) or attachment (sashiosae) has been filed, with respect to the deposit receivables or other receivables held by the Borrower against a Lender.

(2)

If any of the events described in the items below has occurred with respect to the Borrower, all of the Borrower’s debts under this Agreement payable to All Lenders and the Agent shall become due and payable upon notice to the Borrower from the Agent, after request by a Majority Lender, and the Borrower shall immediately pay the principal of the Aggregate Individual Loan (on and after the Individual Loan Integration Date, the Aggregate Loan) and the interest and Break Funding Costs and any other payment obligation that the Borrower owes pursuant to this Agreement in accordance with the provisions of Article 17, whereby All Lenders’ Lending Obligations shall cease to be effective:

	(i)	If the Borrower has defaulted in performing when due its payment of monetary obligations, whether under this Agreement or not, payable to a Lender or the Agent in whole or in part;

	(ii)	If any matter described in the items of Article 19 has been found to be untrue;

	(iii)	Except for the cases described in item (i) of this paragraph, if the Borrower breached any of its obligations under this Agreement, and such breach has not been remedied for 10 or more Business Days;

(iv)

If any order or notice of attachment (sashiosae), provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae), or provisional disposition (kari-shobun) (including any similar procedure taken outside Japan) has been sent out or auction procedures (keibaitetuzuki) have been commenced with respect to anything that is the subject of security offered by the Borrower;

	(v)	If any of the outstanding corporate bonds issued by the Borrower have become due and payable before the original due date;

(vi)

If the Borrower delays in the performance of the whole or part of the monetary debts other than those under this Agreement, or those debts have become due and payable by their due date, or in relation to Borrower’s guarantee obligations on debts assumed by a third party, the Borrower delays in the performance of the whole or in part thereof regardless of the occurrence of an obligation to perform such obligations

	(vii)	If the Borrower has suspended its business or received dispositions such as suspension of business or others from the competent government authority and other authorities;

	(viii)	A petition for specific conciliation (tokutei-chotei) is submitted; or

	(ix)	Except for the preceding items, the situation of Borrower’s assets deteriorates or may deteriorate and thereby it is found necessary to preserve receivables

(3)

If the notice dispatched pursuant to the preceding paragraph has been delayed or has not been delivered to the Borrower due to fault of the Borrower, all of the Borrower’s debts under this Agreement shall become due and payable by the time such request or notice should have been delivered, and the Borrower shall immediately pay the principal of the Aggregate Individual Loan (on and after the Individual Loan Integration Date, the Aggregate Loan) and the interest and Break Funding Costs and any other payment obligations that the Borrower owes pursuant to this Agreement, in accordance with the provisions of Article 17, whereby All Lenders’ Lending Obligations shall cease to be effective.

(4)

If a Lender has become aware of the occurrence of any events described in the items (i) through (iv) of paragraph 1 or the items of paragraph 2 with respect to the Borrower, the Lender shall immediately notify the Agent of such occurrence, and the Agent shall notify all other Lenders of the occurrence of such events. In cases where the events set forth in paragraph 1, item (v), if a Lender has become aware of the occurrence of such events, the Lender shall immediately notify the Borrower, other All Lenders, and the Agent of such occurrence.

Article 22 (Set-off, Exercise of Security Interest, and Sale by Private Contract)

(1)	When the Borrower is required to perform its obligations to an Agent or a Lender upon their due date, upon acceleration or otherwise, (a) the Agent or the Lender may set off the receivables it has against the Borrower under this Agreement against its deposit obligations, obligations under an insurance contact or other obligations owed to the Borrower whether or not such obligations are due and payable, regardless of paragraph 2 of Article 17, and (b) the Agent or the Lender may also omit giving prior notice and following established procedures, may take the deposited amount on behalf of the Borrower, and apply this amount to the payment of obligations. The interest, Break Funding Cost, default interest and others for the receivables and obligations involved in such a set-off or application to payment shall be calculated as such receivables and obligations ceasing to be effective on the day such calculation is made, the interest rate and default interest rate shall be in accordance with each agreement therefor, and the foreign exchange rate at the time such calculation is made, as reasonably determined by the Agent or the Lender, shall be applied.

(2)

The Borrower may, only if it is necessary for the Borrower to preserve its deposit receivables, receivables under an insurance contract, or any other receivables that it has against an Agent or a Lender that became due, set off such receivables against its obligations owed to the Agent or the Lender under this Agreement, regardless of Article 17, paragraph 2. In this case, the Borrower shall give written set-off notice to the Agent or the Lender and immediately submit to the Agent or the Lender the receivable certificates for the deposit receivables, receivables under an insurance contract or other receivables being set-off and the passbook impressed with the seal of the seal impression submitted. The interest, Break Funding Cost, default interest and others for receivables and obligations involved in such a set-off shall be calculated as such receivables and obligations ceasing to be effective on the day such set-off notice arrives, the interest rate and default interest rate shall be in accordance with each agreement therefor, and the foreign exchange rate at the time such calculation is made, as reasonably determined by the Agent or the Lender, shall be applied.

(3)

When the Borrower is required to perform its obligations to an Agent or a Lender when due or upon acceleration or otherwise, the Agent or the Lender may exercise its security interest regardless of Article 17, paragraph 2 (including the collection through any subrogation by property and the receipt by deed-in-lieu of performance (daibutsu bensai) or a private disposition of assets on which security interest is established; hereinafter, the “Exercise of Security Interest”).

(4)

Regardless of the provisions of Article 17, paragraph 2, the Borrower may give prior written notice to the Agent, make a sale by private contract (nin-i-baikyaku) for the assets subject to the security interest that have been granted in favor of an Agent or a Lender, pay the money received directly to the Agent or the Lender as the performance of obligations under this Agreement, or make the deed-in-lieu of performance (daibutsu bensai) for the assets subject to the security interest that have been granted in favor of the Agent or the Lender as the performance of obligations under this Agreement. Such payment shall be deemed as the performance of obligations under this Agreement.

(5)	If a set-off or application to repayment is effected pursuant to paragraph 1 or 2, if the security interest is exercised pursuant to paragraph 3, or if the assets subject to the security interest are sold by a private contract (nin-i-baikyaku) or incur the deed-in-lieu of performance (daibutsu-bensai), pursuant to paragraph 4, the Lender shall, for paragraphs 1 and 3, and the Borrower, for paragraphs 2 and 4, immediately notify the Agent of the details thereof. If any damage, loss, or expenses are incurred by the Lender or the Agent due to delay of such notice without any reasonable cause, either the Lender or the Borrower who has failed to give such notice shall bear such damages, etc.

Article 23 (Arrangements among Lenders and the Agent)

(1)

If the obligations of the Borrower owed to any of Lenders under this Agreement cease to be effective without following the provisions of Articles 17 and 18 (excluding the cases where a set-off or application to repayment is effected pursuant to paragraph 1 or 2 of the preceding Article) (hereinafter, such Lender referred to as the “Obligation Ceasing Lender”), unless otherwise set forth in this Agreement, All Lenders and the Agent shall make an arrangement among the Lenders and the Agent through the assignment of receivables or the receipt of the assignment of receivables pursuant to the following items, or other reasonable measures, so as to obtain the same results as the cases where the repayment is made pursuant to the provisions of Articles 17 and 18 and the obligations owed to the Agent and the Lender cease to be effective. If an approval of All Lenders and the Agent for such assignment of receivables or the receipt of the assignment of receivables, or other reasonable measures may not be obtained, All Lenders shall follow the measures determined by the Agent at its discretion. Notwithstanding this, if the assignment of receivables will be made as the details of the arrangement among the Lenders and the Agent set forth in this paragraph (including, but not limited to, the cases set forth in item 2 of this paragraph), the Lenders to become an Assignor of such receivables may refuse such assignment of receivables.

(i)

When assuming that the amount in relation to a cease to be effective of the obligations has been paid to the Agent at the time of the obligations cease to be effective pursuant to the provisions of Article 17, paragraph 1, the Agent shall specify the receivables the payment of which other Lenders and the Agent (hereinafter the “Other Lenders” in this paragraph) would be received pursuant to the provisions of Articles 17 and 18, and calculate the amount thereof.

(ii)

The Obligation Ceasing Lender shall purchase from such Other Lenders at the face value the receivables equivalent to the amount calculated by the Agent pursuant to the preceding item, which are the receivables of the Other Lenders specified by the Agent pursuant to the preceding item.

(iii)

If the purchase set forth in the preceding item is made, the Other Lenders who sold such receivables shall, at its own expense, notify the Borrower immediately after the assignment by a document bearing an incontrovertible date (kakutei-hizuke) pursuant to Article 467 of the Civil Code.

(2)

Regardless off the preceding paragraph, in case of the following provisions, the arrangement between the Lenders and the Agent set forth in the preceding paragraph shall not be made and only related Lenders shall receive the repayment.

	(i)	If the security interest is exercised by the Lender

(ii)

If the Lender receives any repayment of receivables it has against the Borrower under this Agreement with respect to its security interest as a result of any compulsory execution or exercise of security interest through a foreclosure by a third party

	(iii)	If the obligations under this Agreement cease to be effective as a result of a set-off or application to repayment pursuant to the provisions of paragraph 1 or 2 of the preceding Article

(iv)

Pursuant to the provisions of paragraph 4 of the preceding Article, a sale by private contract (nin-i-baikyaku) of the assets subject to the security interest have been granted in favor of a Lender as the secured party of the security interest is made and the money received is paid to directly to the Lender in order to perform the obligations under this Agreement, or the deed-in-lieu of performance (daibutsu-bensai) of the assets subject to the security interest have been granted in favor of a Lender as the secured party of the security interest is made and the obligations under this Agreement owed to the Lender cease to be effective

Article 24 (Right and Duties of the Agent)

(1)

The Agent shall, pursuant to the entrustment by All Lenders, perform the Agent Services and exercise rights for the benefit of All Lenders, and shall exercise the rights which, in the Agent’s opinion, are ordinarily necessary or appropriate, upon performing the Agent Services. The Agent shall not be liable for the duties other than those expressly specified in each provision of this Agreement, nor shall be liable for any non-performance of obligations by the Lenders under this Agreement. The Agent shall be an agent of the Lenders and, unless otherwise provided, shall never act as an agent of the Borrower.

(2)

The Agent may rely upon any communication, instrument and document (including the Drawdown Application to be received from the Borrower by facsimile pursuant to the provisions of Article 4, paragraph 1) that has been delivered between appropriate persons and has been signed or has the name and seal attached by such appropriate persons and believed by the Agent to be true and correct, and may act in reliance upon any written opinion or explanatory letter of experts appointed by the Agent within the reasonably necessary extent in relation to this Agreement.

(3)	The Agent shall perform its duties and exercise its authorities provided for in this Agreement with the due care of a good manager.

(4)

Neither the Agent nor any of its directors, employees or agents shall be liable to the Lenders for any acts or omissions conducted by the Agent pursuant to, or in connection with this Agreement, except for its or their willful misconduct or negligence.

The Lender shall jointly and severally indemnify the Agent for any and all liabilities, damages, losses and expenses (including, without limitation, any expenses paid to avoid or minimize any damages or losses and paid in order to recover any damages or losses (including attorney’s fees)) incurred by the Agent in the course of the performance of its duties under this Agreement, to the extent not reimbursed by the Borrower.

Notwithstanding this, if the Agent also acts as the Lender, the Lender excluding the Agent shall jointly and severally indemnify the Agent only for the amount outstanding after deducting the portion for which the Agent should contribute, calculated pursuant to the Agent’s Commitment Ratio (if any of the Lenders cannot perform the indemnity for which it is liable, the Agent’s Commitment Ratio shall be figured by dividing the Commitment Ratio of the Lenders, the Agent, by the aggregate of the Commitment Ratio of the Lenders other than such non-indemnifying Lenders).

(5)

If the Agent receives written instructions from the Majority Lenders, it conducts an act in accordance with such instructions unless they are illegal. In this case, the Borrower or the Lender is in no way liable for the results arising from the act.

(6)

Unless the Agent receives from the Borrower or the Lender a notice to the effect that there are events set forth in the items of Article 21, paragraphs 1 or 2 or an event constituting such events due to notices or the passage of time or due to the both, the Agent shall be deemed not to have known the existence of such events.

(7)

The Agent shall not be liable for the validity of this Agreement, nor shall guarantee any matters represented by the parties in this Agreement. The Lenders shall enter into, and conduct transactions contemplated in, this Agreement at its sole discretion by conducting investigations as to the necessary matters including creditworthiness of the Borrower on the basis of the documents, information and other data as it has deemed appropriate.

(8)

In cases where the Agent is also acting as a Lender, the Agent shall have the same rights and obligations as each other Lender, irrespective of the Agent’s obligations under this Agreement.  The Agent may engage in commonly accepted banking transactions with the Borrower other than under this Agreement. In this case, the Agent shall not be required to disclose to other Lenders the information (any information that has been disclosed to the Agent by the Borrower shall be, unless expressly identified as being made in relation to this Agreement, deemed obtained in relation to the transactions with the Borrower other than under this Agreement) in relation to the Borrower it has obtained through the transactions with the Borrower other than under this Agreement, nor shall the Agent be required to distribute to other Lenders any money it has received from the Borrower through transactions with the Borrower other than under this Agreement.

(9)	In cases where the Agent is also acting as a Lender, the calculation of the amounts to be distributed to each Lender pursuant to the provisions of Article 18 shall be made in accordance with the following: (i) for amounts to be distributed to each Lender other than the Agent, any amount less than one yen shall be rounded down, and (ii) for amounts to be distributed to a Lender who is also appointed as the Agent shall be the amount obtained by subtracting the aggregate of the amounts distributed to other Lenders from the aggregate of the amounts to be distributed to All Lenders.

(10)	Except for the cases under the preceding paragraph, all calculations of fractions less than one yen that are required under this Agreement shall be made in the manner the Agent deems appropriate.

(11)

The determination of the rate, Interest Calculation Period, and repayment date that are contained the notice given by the Agent to the Borrower or the Lender, as well as other determinations and the amount payable under this Agreement, shall bind on the Borrower and the Lender as having been definite unless there is a clear error.

(12)

If the Agent receives any notice from the Borrower which is required to be given to each Lender in relation to this Agreement, the Agent shall immediately inform All Lenders of the details of such notice, or if the Agent receives any notice from a Lender which is required to be given to the Borrower or other Lenders in relation to this Agreement, the Agent shall immediately inform the Borrower or All Lenders, as the case may be, of the details of such notice. The Agent shall make any documents, which the Agent has obtained from the Borrower and has kept, available for review by a Lender during the ordinary business hours.

Article 25 (Designation and Dismissal of the Agent)

(1)	The resignation of the Agent shall follow the procedures described below:

(i)

The Agent may resign its position as the Agent by giving written notice to All Lenders and the Borrower; provided, however, that such resignation shall not become effective until a successor Agent is appointed and such successor accepts such appointment.

(ii) If the Agent gives notice pursuant to the preceding item, the Majority Lender(s) may appoint a successor Agent upon obtaining consent from the Borrower.

(iii)

If a successor Agent is not appointed by the Majority Lender(s) within 30 days (including the same day of notice) after the notice of resignation is given as described in item (i) above, or if the entity being appointed by the Majority Lender(s) as a successor Agent does not accept its assumption of the office of the Agent, the Agent in office at that time shall, upon obtaining consent form the Borrower, appoint a successor Agent on behalf of the Majority Lender(s).

(2)	The dismissal of the Agent shall follow the procedures described below:

(i)

The Majority Lender(s) may dismiss the Agent by giving written notice thereof to each of the other Lenders, the Borrower, and the Agent; provided, however, that such dismissal shall not become effective until a successor Agent is appointed and such successor accepts such appointment.

	(ii)	If the Majority Lender(s) gives notice pursuant to the preceding item, the Majority Lender(s) may appoint a successor Agent upon obtaining consent from the Borrower.

(3)

If the entity appointed as the successor Agent pursuant to paragraph 1 or the preceding paragraph accepts the assumption of the office, the former Agent shall deliver to the successor Agent all documents and the materials it has kept as the Agent under this Agreement, and shall give all the support necessary for the successor Agent to perform the duties of the Agent under this Agreement.

(4)

The successor Agent shall succeed to the rights and obligations of the former Agent under this Agreement, and the former Agent shall, at the time of the assumption of office by the successor Agent, be exempted from all of its obligations as the Agent; provided, however, that the provisions of this Agreement relevant to any actions (including omissions) conducted by the former Agent during the period it was in office shall remain in full force and effect.

Article 26 (Clarification of the Intention of the Majority Lender(s))

(1)	The clarification of the intention of the Majority Lender(s) shall follow the procedures described below:

(i)

If a Lender deems that any event which requires the instructions of the Majority Lender(s) in this Agreement has occurred, such Lender may give notice to the Agent to request the clarification of the intention of the Majority Lender(s).

	(ii)	The Agent shall, upon receipt of a notice described in the preceding item, immediately give to All Lenders notice to seek the clarification of the intention of the Majority Lender(s).

	(iii)	The Lender shall, upon receipt of the notice described in the preceding item, make its decision on the relevant event and inform the Agent of such decision within five Business Days after the receipt.

(iv)

If a decision of the Majority Lender(s) is made pursuant to the preceding three items, the Agent shall immediately notify the Borrower and All Lenders of such decision as the instruction by the Majority Lender(s).

(2)

If the Agent deems that any event which requires the clarification of the intention of the Majority Lender(s) occurs, other than in the case of the preceding paragraph, the Agent may give to All Lenders notice to seek such clarification. In such case, procedures to be taken after giving the notice shall follow the provisions of items (iii) and (iv) of the preceding paragraph.

Article 27 (Amendment to this Agreement)

(1)	This Agreement may not be amended except as agreed in writing by the Borrower, All Lenders, and the Agent.

Article 28 (Assignment of this Agreement)

(1) The Borrower may not assign to any third party its status as a party or its rights and obligations under this Agreement, unless All Lenders and the Agent give their prior consent in writing.

(2)

Prior to the termination of the Lending Obligations and if all other Lenders, the Borrower and the Agent give their prior consent in writing (except for the assignments of the Loan Receivables set forth in Articles 23 or 29) and all requirements described in the items below are fulfilled, a Lender may assign to any third party its status as a party to this Agreement, or all of its rights and obligations associated therewith (the assignment of any part of the rights and obligations under this Agreement is not allowed) (hereinafter in this Article, a Lender which made such assignment as an “Assigning Lender” and which accepted such assignment as a “Successive Lender”). In this case, the Assigning Lender and the Successive Lender shall, under joint names, send to the Agent the Status Assignment Notice in the form shown in Appendix 6 attached to this Agreement, with a copy of a written consent of the Agent attached. The Borrower and the Agent may not unreasonably withhold their consent, and the Agent, upon such assignment, shall notify All Lenders of such assignment.

(i) If the Loan Receivables, or other Assigning Lenders’ receivables from the Borrower set forth in this Agreement are assigned to the Successive Lender by the said assignment, the Borrower’s consent shall include the consent of the assignment of such receivables (if any) and bear an incontrovertible date (kakutei-hizuke) as of the date of the assignment.

(ii) The Successive Lender shall be the Qualified Assignee.

(iii) No withholding tax or other taxes arise from any assignment, and there will be no increase in the amount of the Borrower’s interest expense payable to the Successive Lender pursuant to the provisions of Article 17, paragraph 5 (except for any assignment of the status to a foreign Subsidiary or Affiliate due to any revocation of the Lender’s lending business in Japan).

(3)

All expenses incurred from the assignment set forth in the preceding paragraph shall be borne by the Assigning Lender. The Assigning Lender shall pay to the Agent, by the actual date of such assignment, the amount of 500,000 yen together with applicable consumption tax and local consumption tax, as consideration for administrative duties performed in connection with the assignment.

Article 29 (Assignment of Loan Receivables, etc.)

(1)

Unless otherwise specified in this Agreement, after the Landing Obligations terminate and if all requirements described in the items below are satisfied, the Lender may assign all of Loan Receivables (the assignment of a portion of the Lending Obligations is not allowed) in relation to any of Each Individual Loan (on and after the Individual Loan Integration Date, Each Loan) as well as any and all part of its rights and obligations associated therewith and other status as a party under this Agreement. The Assignor and the Assignee shall perfect the assignment against the third parties and the obligor regarding the assignment of receivables promptly after the assignment as of the date of the assignment. In this case, the Assignor and Assignee shall, under their joint name, immediately notify the Agent of the fact that such assignment was made. Such notice shall be given by sending to the Agent the Receivables Assignment Notice in the form set forth in Appendix 7 attached to this Agreement. Other All Lenders, the Borrower, and the Agent shall agree such assignment in advance. In this case, the Assignee shall be treated as a Lender upon applying each provision in relation to the Loan Receivables as well as any and all part of its rights and obligations associated therewith and other status as a party under this Agreement.

(i)

The Assignee agrees that the Loan Receivables it has succeeded to as well as any and all part of its rights and obligations associated therewith and other status as a party under this Agreement shall be bound upon by each provision in relation to the Loan Receivables under this Agreement as well as any and all part of its rights and obligations associated therewith and other status as a party under this Agreement.

	(ii)	The Assignee shall be the Qualified Assignee.

(iii)

No withholding tax or other taxes arise from the assignment, and there will be no increase in the amount of the Borrower’s interest expense payable to the Assignee (except for any assignment to a foreign Affiliate due to any revocation of the Lender’s lending business in Japan).

(2)

All expenses incurred from the assignment set forth in the preceding paragraph shall be borne by the Assignor. The Assignor shall pay to the Agent, by the actual date of such assignment, the amount of 500,000 yen together with applicable consumption tax and local consumption tax, as consideration for administrative duties performed in connection with the assignment.

Article 30 (Collection from Third Party)

(1)

The Borrower shall not, on or after the date of this Agreement, consign any third party to guarantee (including any guarantee by property) the Borrower’s performance of its debt obligations under this Agreement, nor shall the Borrower make any third party assume its debt obligations under this Agreement, unless it obtains prior written consent from the Agent and All Lenders.

(2)

Only if all requirements set forth in the following items in relation to the repayment of Borrower’s obligations owed to a third party (regardless of whether the third party is a person (including a guarantor and a guarantor by property) who has due interest to repay the Borrower’s obligations under this Agreement) under this Agreement are satisfied (in case of the repayment by the money received from the exercise of security interest established by a guarantee by property, a sale by private contract (nin-i-baikyaku) of the assets subject to the security interest established by a guarantor by property, and the deed-in-lieu of performance (daibutsu-bensai) of the assets subject to the security interest established by a guarantor by property, the case where only requirements set forth in item (i)), the Lender may receive such repayment. If the Lender receives the repayment from a third party pursuant to the provisions of this paragraph, such Lender, under joint names with the third party, and the Borrower, under its single name, shall notify the Agent of the fact of the repayment immediately. In respect to the receipt of repayment in accordance to this paragraph, the provisions of Article 17, paragraph 2 shall not apply, and in respect to a cease to be effective of the obligations under this Agreement, no arrangement among the Lenders and the Agent set forth in Article 23, paragraph 1 shall be made.

(i)

When the third party exercise the right for recourse and the receivables obtained by subrogating the Lender as a result of such repayment, the said right for recourse and the receivables obtained by the subrogation shall be treated as the receivables in relation to such repayment, and to the extent thereof, the provisions under this Agreement shall bind on the third party. The third party shall approve in writing to that effect and submit the written approval to the Agent for the Lender and the Agent.

(ii)	The third party shall be the Qualified Assignee, and neither a Borrower’s Subsidiary or Affiliate nor the Borrower is a Subsidiary or an Affiliate of such third party.

(iii)

If the repayment is a repayment of obligations pertaining to the Loan Receivables in relation to any of Each Individual Loan (on and after the Individual Loan Integration Date, Each Loan), such Loan Receivables shall be repaid in full.

(iv)

No withholding tax or other taxes arise from any such obtainment by subrogation, and there will be no increase in the amount of the Borrower’s interest expense payable to the third party pursuant to the provisions of Article 17, paragraph 5.

In the case of any exercise of the right for recourse or any obtainment by subrogation of the Loan Receivables by the third party, such obtainment of the right for recourse or such obtainment by subrogation shall be considered the assignment of the Loan Receivables pursuant to the provisions of the preceding paragraph, and the provisions of paragraph 2 of the same Article shall apply.

Article 31 (Termination of this Agreement)

If any of the events described in the items below occur, All Lenders’ Lending Obligations shall cease to be effective. In this case, if the events set forth in item 2 of this Article occur, the Borrower shall immediately pay all of its obligations under this Agreement in accordance with the provisions of Article 17. Until the Borrower completely pays all of its obligations under this Agreement, the relevant clauses of this Agreement shall survive in full force and effect.

(i)	If the Commitment Due Date lapses

(ii)	If the obligations of the Borrower become due and payable pursuant to Article 21

(iii)	If the Borrower terminates the Lending Obligations pursuant to the provisions of Article 2, paragraph 5

(iv) If the Total Unused Commitment Amount become zero

Article 32 (General Provisions)

(1)	Confidentiality Obligations

The Borrower shall raise no objection to the disclosure of information set forth in each item below:

(i)

If the notice of refusal to make an Individual Loan has been given pursuant to the provisions of Article 7, paragraph 1, or if any of the events described in the items of Article 21, paragraph 1 or 2 have occurred, or an event constituting such events due to notices or the passage of time or the both has occurred, or if the clarification of the intention of the Majority Lenders has been required pursuant to the provisions of Article 26, the Agent and a Lender may disclose any information with regard to the Borrower or the transaction with the Borrower, which either party has obtained through this Agreement or an agreement other than this Agreement, to the extent reasonably required.

(ii)

Upon the assignment of status pursuant to Article 28 or the assignment of Lending Obligations, etc. pursuant to Article 29, a Lender may disclose any information with regard to this Agreement to the Assignee (including the Successive Lender set forth in the provisions of Article 28) or a person considering becoming an Assignee (including an intermediary of such assignment), on the condition that those persons agree to be bound by the confidentiality obligations. The information with regard to this Agreement in this item shall mean any information regarding the Borrower’s credibility that has been obtained in connection with this Agreement, any information regarding the contents of this Agreement and other information incidental thereto, and any information regarding the contents of the Lending Obligations, etc. to be assigned and other information incidental thereto, and shall not include any information regarding the Borrower’s credibility that has been obtained in connection with any agreement other than this Agreement.

(2)	Risk Bearing; Exemption, Compensation, and Indemnification

(i)

If any documents furnished by the Borrower to the Agent or each Lender have been lost, destroyed, or damaged for any unavoidable reasons such as incidents or natural disasters, the Borrower shall, upon consultation with the Agent, perform its obligations under this Agreement based on the records, such as books and vouchers, of the Lender or the Agent.  The Borrower shall, upon request of the Agent or a Lender through the Agent, forthwith prepare substitute documents and furnish them to the Agent or the Lender through the Agent.

(ii)

If each Lender or the Agent performs transactions after comparing, with due care, the seal impression of the representative and agent of the Borrower to be used for the transactions in relation to this Agreement with the seal impression submitted by the seal submitted by the Borrower in advance, the Borrower shall bear any damages, loss or expenses incurred as a result of an event such as forgery, alteration, or theft of seal.

(iii)

The Borrower shall bear any damages, loss and expenses arising with respect to a Lender or the Agent as a result of the Borrower’s breach of this Agreement or as a result of a Lender not performing or performing indemnity pursuant to the provisions of Article 24, paragraph 4.

(3)	Severability

Should any provision which constitutes a part of this Agreement be held null, illegal, or unable to perform compulsorily, validity, legality and possibility of compulsory performance of all other provisions shall in no way be prejudiced or affected.

(4)	Relation with the Bank Transactions Agreement and Other Agreements

If any inconsistency is found between the provisions of this Agreement, and those of the Agreement on Bank Transactions or other comprehensive agreements on financial transactions (hereinafter in this paragraph, the “Transactions Agreements”) separately submitted by the Borrower or made and entered into by and between the Borrower and a Lender in relation to transactions under this Agreement, the provisions of this Agreement shall supersede those of the Transactions Agreements, and if the matters not set forth in this Agreement are set forth in such Transactions Agreements, the provisions of such Transactions Agreement shall apply to the said matters.

(5)	Notices

(i)

Any notice under this Agreement shall be made in writing expressly stating that it is made for the purpose of this Agreement, and given by any of the methods described in (a) through (d) below to the address of the receiving party described in Appendix 1 attached to this Agreement. Each party to this Agreement may change its address by giving notice thereof to the Agent.

(a) Personal delivery;

(b) Registered mail or courier service;

(c) Transmission by facsimile, or

(d) E/X (only for any notice among Lenders and the Agent)

(ii)

The notice pursuant to the preceding item shall be deemed to have been delivered at the time, in the case of transmission by facsimile, when receipt of facsimile is confirmed at the facsimile of the sender, and in the case of any other methods, when actually received.

(6)	Changes in Notified Matters

(i)

In the case of changes in the matters of which a Lender or the Borrower notified to the Agent, such as the trade name, company name, representative, agent, signature, seal, or address, the Lender and the Borrower shall immediately notify the Agent of such changes in writing.

(ii) If notice given under this Agreement is delayed or not delivered as a result of the failure to notify as described in the preceding item, such notice shall be deemed to have arrived at the time when it should have normally arrived.

(7)	Fund Transfer

Fees, etc. in relation to the payment under this Agreement to be paid by any of parties of this Agreement to any of other parties of this Agreement shall be borne by the party who makes payment.

(8)	Calculation

Unless otherwise expressly provided for with respect to any calculation under this Agreement, all calculation shall be inclusive of first day and exclusive of last day, on a per diem basis assuming that there are 365 days per year, wherein the division shall be done at the end of the calculation, and fractions less than one yen shall be rounded down.

(9)	Preparation of the Notarized Deed

The Borrower shall, at any time upon the request of the Agent or a Majority Lender, take the necessary procedures to entrust a notary public to execute a notarized deed in which the Borrower acknowledges its indebtedness under this Agreement and agrees to compulsory execution with regard thereto. Expenses in respect to the preparation of such notarized deed shall be borne by the Borrower.

(10)	Governing Law and Jurisdiction

This Agreement shall be governed by the laws of Japan, and the Tokyo District Court shall have the non-exclusive jurisdiction over any disputes arising in connection with this Agreement.

(11)	Language

This Agreement shall be prepared in the Japanese language and the Japanese language version shall be deemed the original copy.

(12)	Consultation

Any matters not provided for in this Agreement, or in the case of any doubt among the parties with respect to the interpretation, the Borrower and the Lenders shall consult through the Agent and shall determine the response therefor.

IN WITNESS WHEREOF, the representatives or their agent of the Borrower, each Lender, and the Agent have caused this Agreement to be signed and sealed in one copy, and the Agent shall retain the same. The Lender and the Borrower shall receive a copy thereof from the Agent.

September 27, 2011

Revenue	Borrower:
stamp

illegible signature
(UBIC, Inc.)

Lender and Agent

illegible signature
(The Bank of Tokyo-Mitsubishi UFJ, Ltd.)

Lender

illegible signature
(The Bank of Yokohama, Ltd.)

Lender

illegible signature
(Sumitomo Mitsui Banking Corporation)

Lender

illegible signature
(Resona Bank, Limited)

Appendix 1 (List of Parties)

List of Parties

1. Borrower

Trade name/Company name	UBIC, Inc.
Address	2-12-23, Kounan, Minato ward, Tokyo
Contact	Meisan Takahama building, Seventh floor, 2-12-23, Kounan, Minato ward, Tokyo 108-0075, Japan Administration Department Tel: 03-5463-6344 Fax: 03-5463-6345

2. Agent

Trade name/Company name	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Address	2-7-1, Marunouchi, Chiyoda-ku, Tokyo
Contact	1-1-1, Otemachi, Chiyoda-ku, Tokyo 100-8114, Japan Administration Office, Syndicated Finance Division Tel: 03-5252-0446 Fax: 03-5252-5941

3. Lenders

(1)

Trade name/Company name	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Address	2-7-1, Marunouchi, Chiyoda-ku, Tokyo
Loan office	Shinagawa-Ekimae Branch
Contact	2-16-2, Kounan, Minato-ku, Tokyo 108-0075, Japan Corporate Banking Division 1, Shinagawa-Ekimae Branch Tel: 03-6716-1010 Fax: 03-6716-1012
Commitment amount	300 million yen

(2)

Trade name/Company name	The Bank of Yokohama, Ltd.
Address	3-1-1, Minatomirai, Nishi-ku, Yokohama-shi, Kanagawa pref. 220-8611, Japan
Loan office	Tamachi Branch
Contact	3-13-1, Shibaura, Minato-ku, Tokyo 108-0023, Japan Tamachi Branch Tel: 03-3452-9441 Fax: 03-3452-9447
Commitment amount	200 million yen

(3)

Trade name/Company name	Sumitomo Mitsui Banking Corporation
Address	1-1-2, Marunouchi, Chiyoda-ku, Tokyo
Loan office	Gotanda Corporate Banking Department
Contact	1-4-10, Higashi-Gotanda, Shinagawa-ku, Tokyo 141-0022, Japan Gotanda Corporate Banking Department Tel: 03-3443-6617 Fax: 03-3442-7914
Commitment amount	100 million yen

(4)

Trade name/Company name	Resona Bank, Limited
Address	2-2-1, Bingo-Machi, Chuo-ku, Osaka-shi, Osaka
Loan office	Shinagawa Branch
Contact	5-6-6, Minami-Shinagawa, Shinagawa-ku, Tokyo 140-0004, Japan Public Relations Division, Shinagawa Branch
Tel: 03-3492-5918 Fax: 03-3779-0265
Commitment amount	100 million yen